Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-257408, No. 333-218230 and No. 333-118876) of Dril-Quip, Inc. of our report dated February 27, 2024, except for the effects of the restatement and other immaterial disclosure errors discussed in Note 21 to the consolidated financial statements and the matter discussed in the third to last paragraph of Management’s Annual Report on Internal Control over Financial Reporting, as to which the date is July 8, 2024, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

July 8, 2024